EXHIBIT 10.23

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omissions are designated as ***.

AMENDMENT NO. 2 TO DISTRIBUTION AGREEMENT

This Amendment No. 2 to Distribution Agreement (this “Amendment”), dated as of November 30, 2007 (“Effective Date”), is between OraSure Technologies, Inc., a corporation organized under the laws of the State of Delaware, U.S.A., with principal offices at 220 East First Street, Bethlehem, Pennsylvania 18015-1360 (“OSUR”), and SSL International plc, a limited liability company organized under the laws of England, with principal offices Venus, 1 Old Park Lane, Manchester, England M41 7HA (“Distributor”).

BACKGROUND

OSUR and Distributor previously entered into that certain Distribution Agreement, dated as of June 1, 2005, as amended by Amendment No. 1 to Distribution Agreement, dated as of January 1, 2007 (“Amendment No. 1”) and that certain letter agreement, dated September 24, 2007 (collectively, the “Original Agreement”), pursuant to which OSUR agreed to manufacture and supply the Product for distribution by Distributor in the OTC Market in the Territory. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Original Agreement. The parties desire to amend the Original Agreement to modify its terms for the 2008 Contract Year, as more specifically set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the other mutual promises and covenants contained in this Amendment, OSUR and Distributor, intending to be legally bound, hereby agree as follows:

1. Product Price – 2008 Contract Year. Subject to OSUR’s reimbursement obligation pursuant to Section 4, below, the Price for all Product purchased by Distributor for shipment and delivery in the Contract Year beginning January 1, 2008 and ending December 31, 2008 (the “2008 Contract Year”), shall be *** per Unit. Except as specifically provided in this Section 1, nothing in this Amendment shall modify or otherwise affect the Price payable for Product purchased by Distributor in any other Contract Year.

2. Purchase Quantities – 2008 Contract Year. Distributor agrees to purchase during the 2008 Contract Year at least *** Units of Product, which amount shall be the Total Territory Minimum Quantity for the 2008 Contract Year. Distributor’s obligation to meet such Total Territory Minimum Quantity for the 2008 Contract Year hereby supersedes and replaces Distributor’s obligation to purchase the Territory A Minimum Quantity for any Territory A Country, the Total Territory B Minimum Quantity and the Total Territory Minimum Quantity for the 2008 Contract Year originally set forth in the Original Agreement. To the extent Distributor purchases more than the new Total Territory Minimum Quantity for the 2008 Contract Year, as set forth above, such excess shall not be counted toward meeting the Total Territory Minimum

Quantity for any subsequent or prior Contract Year. Except as provided in this Section 2 with respect to the 2008 Contract Year, nothing in this Amendment shall modify or otherwise affect Distributor’s minimum purchase commitments under the Agreement for any other period or Contract Year. Notwithstanding the foregoing, OSUR agrees that it will not exercise or attempt to exercise any rights which would otherwise be available to OSUR relating to any alleged or actual failure of Distributor to meet its Total Territory Minimum Quantities for any Contract Year prior to the 2008 Contract Year; provided that Distributor accepts and pays for all Product shipped by OSUR to Distributor during 2007 pursuant to Purchase Orders issued by Distributor prior to the Effective Date of this Amendment.

3. 2008 Purchase Orders. To the extent not previously delivered, concurrently with the execution of this Amendment, Distributor shall deliver to OSUR one or more firm, binding Purchase Orders for the purchase and delivery of at least the *** Unit Total Territory Minimum Quantity for the 2008 Contract Year described in Section 2, above. The foregoing Purchase Orders may omit the specific country designation or SKU for the Units to be purchased, provided that Distributor shall exercise commercially reasonable efforts to provide that information to OSUR not less than ninety (90) days prior to the scheduled delivery date for the affected Units of Product. To the extent OSUR supplies Product after being provided with the country-specific designation or SKU less than sixty (60) days in advance of the scheduled delivery date (the “Late Designation”), OSUR shall be entitled to receive, and Distributor agrees to pay, to OSUR up to *** per Unit of Product supplied by OSUR, as reimbursement for costs incurred by OSUR as a result of the Late Designation. OSUR shall separately invoice Distributor and provide supporting documentation reasonably satisfactory to Distributor, in order to obtain reimbursement of the costs incurred as a result of a Late Designation. The Purchase Orders required under this Section 3 shall constitute firm financial commitments on the part of Distributor. OSUR agrees that notwithstanding the provisions of Section 2 and this Section 3 of this Amendment, Distributor shall be relieved of Distributor’s obligations with regard to its Total Territory Minimum Quantities or binding Purchase Orders for the 2008 Contract Year to the extent that Distributor is unable to sell in the Territory Product purchased pursuant to such Purchase Orders under this Amendment as a result of requirements of the Medicines and Healthcare Products Regulatory Agency (“MHRA”) or comparable regulatory authorities.

4. OSUR Reimbursement – 2008 Contract Year.

4.1 Reimbursement of Eligible Expenditures. OSUR shall reimburse Distributor for Advertising and Promotional Expenditures (as defined below) actually incurred by Distributor during the 2008 Contract Year (“Eligible Expenditures”) in accordance with this Section 4.1. OSUR shall reimburse Distributor for Eligible Expenditures at the rate of *** per Unit of Product purchased by and shipped to Distributor during the 2008 Contract Year up to a maximum of *** of Eligible Expenses. To the extent Distributor purchases more than *** Units of Product during the 2008 Contract Year, OSUR shall provide Distributor with additional reimbursement of Eligible Expenditures in excess of *** at the rate of *** per Unit of Product for each Unit actually sold by Distributor and shipped to its OTC Market customers in excess of *** Units during the 2008 Contract Year. For example, if during the 2008 Contract Year Distributor purchases *** Units from OSUR and sells and ships *** Units to its OTC Market customers, Distributor would receive up to *** in reimbursed Eligible Expenditures actually incurred during the 2008 Contract Year (i.e. ***). If during the 2008 Contract Year Distributor purchases *** Units from OSUR and sells and ships *** Units to its OTC Market customers, Distributor would receive up to *** in reimbursed Eligible Expenditures actually incurred during the 2008 Contract Year (***). Distributor shall be entitled to receive reimbursement for incurred Eligible Expenditures at the applicable per Unit rate only for the actual number of Units of Product purchased or sold by Distributor during the 2008 Contract Year as provided above.

4.2 Reimbursement Procedures. In order to receive reimbursement for Eligible Expenditures hereunder, Distributor shall provide to OSUR on a monthly basis a summary spreadsheet detailing Eligible Expenditures/Advertising and Promotional Expenditures incurred during the immediately preceding month during the 2008 Contract Year as well as copies of invoices or other written evidence reasonably satisfactory to OSUR documenting the incurrence of such Eligible Expenditures for each month during the 2008 Contract Year and for which Distributor is seeking reimbursement hereunder. Upon receipt of each such monthly spreadsheet and invoices or other documentation from Distributor of Eligible Expenditures, OSUR shall as soon as practicable, but no later than thirty (30) days after invoice receipt, reimburse Distributor for such Eligible Expenditures in an amount calculated in accordance with Section 4.1 above. To the extent Distributor has not purchased or sold a sufficient number of Units or Product to obtain full reimbursement of Eligible Expenditures incurred in any month, any shortfall in reimbursement may be carried over to a future month during the 2008 Contract Year and shall be paid to the extent Distributor purchases or sells a sufficient number of Units in any such future month(s) during the 2008 Contract Year, in accordance with Section 4.1.

5. Distributor Components; Product Labeling.

5.1 Components. Distributor shall not be required to supply Distributor Components for any Product ordered after the Effective Date of this Amendment. OSUR shall supply such components at its cost pursuant to the Product Specifications as amended herein.

5.2 Labeling. Notwithstanding Section 5.1, Distributor shall be responsible for preparing the artwork and text translations for all Product packaging and labeling, all of which shall be at Distributor’s sole cost and subject to review and approval by OSUR and shall be provided in accordance with OSUR’s quality requirements (including third party certified or notarized forms thereof). Distributor shall provide OSUR with at least a four (4) week period to review and approve any new or modified material or labeling. Notwithstanding the foregoing, OSUR and Distributor shall equally share the costs of preparing any third party certified or notarized translations of Product packaging or labeling to the extent the packaging or labeling change giving rise to the need for such translations is required by a regulatory authority in the Territory, a Product modification or improvement, or the development of an Improved Product by OSUR.

6. Product Specifications. The Product Specifications are hereby amended and restated as set forth in Exhibit A attached hereto and shall apply to Product ordered after the Effective Date.

7. Marketing Committee. The parties shall continue to cooperate in the development of sales, marketing and promotional strategies and plans for the Product in the OTC Market in the Territory through the Marketing Committee established pursuant to Section 9 of Amendment No. 1. The Marketing Committee shall meet prior to the end of the first Quarterly Period during each Contract Year, at which meeting Distributor shall provide OSUR with detailed plans and strategies for the continued sale and distribution of the Product in Countries in which the Product is then being sold and plans and strategies for the commercial launch of the Product in the OTC Market in other Countries throughout the Territory, in each case for such Contract Year. The Marketing Committee shall meet thereafter at least one time during each Quarterly Period during such Contract Year, at which meeting Distributor shall provide OSUR with a description in reasonable detail of its updated sales, marketing, promotional and commercialization strategies and plans. Distributor agrees to consult with OSUR regarding its sales, marketing, promotional and commercialization plans and shall consider in good faith any comments or input provided by OSUR. Distributor shall also, to the extent available in audit data to which SSL subscribes, provide OSUR with quarterly reports setting forth the aggregated sector data by trade channel as to the quantity of Product sold by Distributor to retail outlets broken down by trade and Country, consumer out sales broken down by trade and Country, and the level of advertising and promotion expenditures and the types of advertising or promotional activities broken down by Country to the extent reasonably practicable for SSL to do so and if not, SSL shall provide relevant top line data to OSUR.

8. Removal of Territory B Countries. *** and the *** are hereby eliminated as Territory B Countries and removed from the Original Agreement, as amended hereby. As a result, Distributor’s rights shall terminate and Distributor shall be relieved of its obligations under Sections 3.1.5(a) and 3.1.5(b) of the Original Agreement with respect to such Countries. In no event shall Distributor be entitled to any payment or other compensation as a result of the termination its rights with respect to the foregoing Countries.

9. Records. Distributor’s obligation to maintain records and to make such records available to OSUR, as provided in Section 4.8.1 of the Original Agreement, is hereby amended to include any records required to determine the accuracy, timing, purpose and incurrence of any Eligible Expenditures for which reimbursement is requested under Section 4 of this Amendment.

10. Future Contract Years. The parties acknowledge and agree that the modifications to the Original Agreement as set forth in Sections 1, 2, 3 and 4 of this Amendment shall only apply to the 2008 Contract Year. The parties agree to commence bona fide good faith discussions on or prior to *** regarding additional modifications mutually acceptable to the parties to the Original Agreement which would apply to one or more of the Contract Years after the 2008 Contract Year (“Additional Modifications”). Nothing herein shall obligate either party to agree to any Additional Modifications to the Original Agreement, including those set forth herein, for any Contract Year after the 2008 Contract Year. To the extent the parties are unable to reach agreement on the Additional Modifications by ***, notwithstanding their bona fide good faith efforts to do so, the Original Agreement shall terminate on ***. Except as set forth in this Section 10 or as otherwise agreed by the parties in writing, during the period from *** until termination of the Agreement on *** in accordance with this Section 10, the terms of the Original Agreement (without giving effect the this Amendment) shall apply, including Distributor’s obligations under Section 3.1.1 of the Original Agreement. In the event the Original Agreement is terminated in accordance with this Section 10, Distributor shall be relieved of its obligations under Sections 3.1.5(a) and 3.1.5(b) as of the effective termination date.

11. Effect of Amendment. Except as amended hereby, the Original Agreement shall remain in full force and effect. All references to the Original Agreement shall be deemed to mean the Original Agreement as amended by this Amendment.

12. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, U.S.A., without reference to conflict of laws principles of any jurisdiction.

13. Counterparts. This Amendment may be executed by the parties in more than one counterpart, each of which, when executed and delivered, shall be deemed to be an original, and all such counterparts shall constitute a single instrument. A facsimile transmission of a signed original shall constitute delivery of the signed original.

IN WITNESS WHEREOF, this Amendment has been executed by OSUR and Distributor as of the date first written above.

ORASURE TECHNOLOGIES, INC.

By:	Douglas A. Michels
Name:	Douglas A. Michels
Title:	President and CEO

SSL INTERNATIONAL PLC

By:	Ian R. Adamson
Name:	Ian R. Adamson
Title:	Managing Director - Europe

Exhibit A

Product Specifications

(As Amended and Restated by Amendment No. 2 to Distribution

Agreement, dated as of November 30, 2007, between OSUR and Distributor)

1 “Unit” of Product shall consist of:

***